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MEDIA CONTACT: TRACY HINDMAN • 303.293.0673 • TRACY.HINDMAN@NEXCOREGROUP.COM

NexCore Group breaks ground on Medical Services Building in Chicago suburb
OUTPATIENT FACILITY ON THE NEW SILVER CROSS HOSPITAL CAMPUS IS THE FIRST PROJECT TO BE FINANCED IN PART BY THE HEALTHCARE REAL ESTATE FIRM’S NEW PUBLIC CAPITAL COMPANY

NEW LENOX, Ill., AND DENVER, Oct. 5, 2010 – NexCore Group broke ground Thursday on a $52 million, 182,000 square foot integrated Medical Services Building (MSB) on the new Silver Cross Hospital (SCH) campus in New Lenox, about 36 miles southwest of downtown Chicago. It is the first project to be financed in part by the Denver-based healthcare real estate firm’s newly acquired, publicly held capital company. An affiliate of Heitman LLC partnered with NexCore to provide the equity for the MSB project, which brings the NexCore-Heitman joint venture portfolio to $136 million.

Part of the overall development of a $400 million, 76-acre replacement hospital campus, the six-level MSB will play a key role in realizing the hospital’s and physicians’ vision of providing comprehensive outpatient care to a service area that includes the 10th-fastest growing county in the United States. The hospital is anchoring the project with 70,000 square feet of outpatient services that will be housed on the first two levels of the building. National retailer Walgreens will also provide pharmacy services on the main floor of the MSB to enhance patient convenience.

For NexCore, the MSB project also represents a small but significant step forward in how the company funds its healthcare real estate projects and operations. The firm and some of its principal high net worth investors closed on the acquisition of a closely held public company on Sept. 29. The acquired public company will operate under the name NexCore Healthcare Capital Corp. The transaction was the result of an opportunity presented by some of NexCore Group’s existing investors who offered a tax-advantageous co-investment structure to bring additional capital into the company. The MSB is one in a series of projects to be funded over the next year in part by NexCore’s new public capital company.

“We’re really excited about this new capital structure,” says Greg Venn, President & CEO of NexCore Group. “It gives us a viable, sustainable way to access the co-investment capital that our joint venture partners want us to provide for development and acquisition projects. The new structure also provides us with the necessary collateral and balance sheet to meet the stricter underwriting criteria of lenders who want borrower guarantees in this uncertain capital market.”

According to Mr. Venn, joint venture capital partners typically require their operating partners to provide a co-investment of 5 to 20 percent of a project’s total equity. Heitman, NexCore’s capital partner for the Silver Cross Hospital MSB project, is an institutional real estate investment firm with more than $23 billion under management. In addition to its joint venture with Heitman, the company has another $250 million in assets and joint ventures with other capital partners including Ventas Inc. (NYSE: VTR) and RREEF America II.

The acquired company’s business plan is now solely and exclusively a continuation of NexCore Group’s six-year business plan to build an operating platform to develop, acquire, own and manage a portfolio of healthcare real estate across the country. The executive team of NexCore Group (President & CEO Greg Venn, Chief Investment Officer Peter Kloepfer, and Chief Operating Officer Bob Gross) will become the new management of the acquired company, with Mr. Venn and Mr. Kloepfer controlling the board.

NexCore Group LP
1621 18th St., Suite 250
Denver, CO 80202
303.244.0700 t ¡ 303.244.0720 f ¡ nexcoregroup.com

FOR IMMEDIATE RELEASE
MEDIA CONTACT: TRACY HINDMAN • 303.293.0673 • TRACY.HINDMAN@NEXCOREGROUP.COM
Mr. Venn emphasizes that the new capital structure will not change NexCore’s day-to-day operations nor any of its existing relationships with its tenants or capital partners. But he says it gives the national healthcare real estate firm greater flexibility and capacity when structuring financing for its clients and projects. Says Mr. Venn, “Nothing is changing in NexCore’s development or management of projects or with control of the company. As far as our clients and partners are concerned, we are the same flexible, responsive company they know.”

NexCore’s new capital structure positions the company to take advantage of what most healthcare real estate experts predict will be an upswing in demand for facilities over the next several years and to provide a significant benefit to current and future hospital and health system clients. The combined factors of a difficult bond and capital market and increased demand for services under healthcare reform laws passed this year are contributing to a stronger outlook for healthcare real estate than for any other real estate sector. At the same time, hospital systems across the country are increasingly looking to developers to provide third-party capital for not only their outpatient and smaller projects (projects traditionally owned and financed by developers) but also for their largest projects (new wings, campus expansions, and even full campus developments). With a newly strengthened balance sheet and expanded access to capital, NexCore has increased its ability to finance projects that healthcare providers have found increasingly challenging to fund given their other priorities for capital.

About NexCore Group
NexCore Group delivers comprehensive healthcare real estate solutions for hospitals, healthcare systems, and physician partners across the United States. Listed in Modern Healthcare’s Top 20 healthcare real estate developers list since breaking away from its predecessor company in 2004, NexCore Group has become one of the nation’s fastest-growing and most respected healthcare developers. NexCore has grown its operating platform, expanded with regional offices, and increased its portfolio of developed, acquired, and managed projects to include nearly 5 million square feet of facilities with 1.8 million square feet currently owned and managed. NexCore is headquartered in Denver, with offices in Chicago and Bethesda. For more information, please visit www.nexcoregroup.com. Contact: Tracy Hindman, Marketing Director, 303-244-0700.

NexCore Group LP
1621 18th St., Suite 250
Denver, CO 80202
303.244.0700 t ¡ 303.244.0720 f ¡ nexcoregroup.com

FOR IMMEDIATE RELEASE
MEDIA CONTACT: TRACY HINDMAN • 303.293.0673 • TRACY.HINDMAN@NEXCOREGROUP.COM
Fact Sheet
Silver Cross Hospital Medical Services Building

Location: 1890 Silver Cross Boulevard, New Lenox, Ill. 60451 (at the intersection of I-355 and U.S. Route 6)

Size: Six levels, 182,000 gross square feet

Construction Start: September 2010

Planned Occupancy: 4th Quarter 2011

Client: Silver Cross Hospital, Joliet, Ill.

Developer: NexCore Group LP, Denver

Owner: The project is being financed and will be owned by NexCore Group

Architect: RTKL, Chicago

Construction Manager: Mortenson Construction, Elk Grove Village, Ill.

Property Manager: NexCore Properties LLC, Denver

Asset Manager: NexCore Properties LLC, Denver

NexCore Group LP
1621 18th St., Suite 250
Denver, CO 80202
303.244.0700 t ¡ 303.244.0720 f ¡ nexcoregroup.com